Filed Pursuant to Rules 424(b)(3) and 424(c)

Commission File No. 333-103902

Prospectus Supplement
To Prospectus Dated June 24, 2003

F.N.B. CORPORATION
$350,000,000 OF SUBORDINATED NOTES

      This Prospectus Supplement updates and amends certain information disclosed in our prospectus dated June 24, 2003. This Supplement should be read in conjunction with the Prospectus. In the event information contained in the Prospectus is inconsistent with this Supplement, the inconsistent information in the Prospectus should be disregarded.

      The following paragraph is inserted after the second paragraph under the “Consolidation, Merger, Conveyance, Transfer or Lease” caption on page 16 of the Prospectus:

Effective as of October 30, 2003, we and the Trustee executed a Second Supplemental Indenture that amended the Indenture to permit our proposed spin-off of our Florida operations. The Second Supplemental Indenture provides that we may distribute to our shareholders, at any time prior to June 30, 2004, all of the outstanding capital stock of a company owning First National Bank of Florida, one of our two national bank subsidiaries.

As required by the Indenture, the execution of the Second Supplemental Indenture was approved by holders of a majority in principal amount of the notes of each series outstanding under the Indenture.

      Additional information regarding our planned spin-off of our Florida operations, including pro forma financial information of FNB reflecting the spin-off, is contained in Exhibit 99.1 to the Form 8-K we filed with the Securities and Exchange Commission on October 10, 2003 and which is incorporated by reference in the attached Prospectus. To obtain a copy of the Form 8-K, please see “Where You Can Find Additional Information,” on page 19 of the attached Prospectus.

The date of this Prospectus Supplement is October 31, 2003